Exhibit (a)(1)(N)

PRESS RELEASE

Duravant Commences Cash Tender Offer for all Outstanding Shares of Key Technology

Downers Grove, IL – February 8, 2018 – Duravant LLC (“Duravant”) announced today the commencement of the cash tender offer by its wholly-owned subsidiary, Cascade Merger Sub, Inc., for all of the outstanding shares of common stock of Key Technology, Inc. (“Key Technology”) (NASDAQ: KTEC). The tender offer is being made in connection with the Agreement and Plan of Merger which Duravant and Key Technology announced on January 25, 2018.

The tender offer is scheduled to expire one minute after 11:59 p.m. (Eastern Time) on Thursday, March 8, 2018, unless extended. Following the completion of the tender offer, Duravant expects to consummate a merger of Cascade Merger Sub, Inc. and Key Technology in which remaining Key Technology shareholders will receive the same cash price per share as paid in the tender offer.

On February 8, 2018, Duravant filed with the U.S. Securities and Exchange Commission (the “SEC”) a tender offer statement on Schedule TO, which provides the terms of the tender offer. Additionally, Key Technology filed with the SEC a solicitation/recommendation statement on Schedule 14D-9 that includes the recommendation of the Key Technology board of directors that Key Technology shareholders accept the tender offer and tender their shares.

The closing of the tender offer is subject to customary terms and conditions, including the tender of a number of shares which, together with shares then owned by Duravant (if any), represents at least a majority of the shares then outstanding, and the completion of a seven business day marketing period relating to Duravant’s debt financing.

Copies of the Offer to Purchase, the related Letter of Transmittal and other materials related to the tender offer may be obtained for free from the information agent, D.F. King & Co., Inc., toll-free at 800-309-2984 or collect at (212) 269-5550. The depositary for the tender offer is American Stock Transfer & Trust Co., LLC.

About Duravant

Headquartered in Downers Grove, IL, Duravant is a global automation and engineered equipment company with manufacturing, sales and service facilities throughout North America, Europe and Asia. Through their portfolio of operating companies, Duravant delivers trusted end-to-end process solutions for customers and partners through engineering and integration expertise, project management and operational excellence. With worldwide sales distribution and service networks, they provide immediate and lifetime aftermarket support to all the markets they serve in the food processing, packaging and material handling sectors. Duravant’s market-leading brands are synonymous with innovation, durability and reliability. For more information, visit www.duravant.com.

Additional Information

This press release is provided for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any securities. Cascade Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Duravant, has filed with the SEC a Tender Offer Statement on Schedule TO containing an offer to purchase, a form of letter of transmittal and other documents relating to the tender offer, and Key Technology has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Merger Sub and Key Technology intend to mail these documents to the Key Technology shareholders. Investors and shareholders should read those filings carefully as they contain important information about the tender offer. Those documents may be obtained without charge at the SEC’s website at www.sec.gov. The offer to purchase and related materials may also be obtained for free by contacting the information agent for the tender offer.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking information related to Duravant, Key Technology and the proposed acquisition of Key Technology by Duravant that involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Forward-looking statements in this press release include, among other things, statements about the potential benefits of the proposed acquisition, anticipated earnings accretion and growth rates, Duravant’s and Key Technology’s plans, objectives, expectations and intentions, the financial condition, results of operations and business of Duravant and Key Technology, Duravant’s and Key Technology’s products, and the anticipated timing of closing of the acquisition. Risks and uncertainties include, among other things, risks related to the satisfaction of the conditions to closing the acquisition (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all, including uncertainties as to how many of Key Technology’s shareholders will tender their shares in the tender offer and the possibility that the acquisition does not close; risks relating to the possibility that a competing proposal will be made; risks related to the ability to realize the anticipated benefits of the acquisition, including the possibility that the expected benefits from the proposed acquisition will not be realized or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; disruption from the transaction making it more difficult to maintain business and operational relationships; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the proposed acquisition; other business effects, including the effects of industry, market, economic, political or regulatory conditions; future exchange and interest rates; changes in tax and other laws, regulations, rates and policies; future business combinations or disposals; competitive developments; and other risks and uncertainties discussed in Key Technology’s filings with the SEC, including the “Risk Factors” and “Information Concerning Forward-Looking Statements” sections of Key Technology’s most recent annual report on Form 10-K. You can obtain copies of Key Technology’s filings with the SEC for free at the SEC’s website (www.sec.gov). Other factors that may cause actual results to differ materially include those set forth in the Tender Offer Statement on Schedule TO, the Solicitation/Recommendation Statement on Schedule 14D-9 and other tender offer documents filed by Merger Sub and Key Technology. All forward-looking statements in this announcement are qualified in their entirety by this cautionary statement.

Many of these factors are beyond Duravant’s and Key Technology’s control. Unless otherwise required by applicable law, Duravant and Key Technology disclaim any intention or obligation to update forward-looking statements contained in this press release as the result of new information or future events or developments.

Duravant Media Contact:

Eleni Yianas

Vice President, Marketing

630.635.3914

Eleni.Yianas@duravant.com

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